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                                                                    EXHIBIT 99.1

                        CONSERVER CORPORATION OF AMERICA


2655 LeJeune Road                     FROM:      Rubenstein Investor Relations
Coral Gables, FL  33134                          Contact:   Clint Cantwell
Tel: 305-444-3888                                Telephone:       (212) 843-8051
Fax: 305-444-7550
                                                          FOR IMMEDIATE RELEASE

               CONSERVER CORPORATION OF AMERICA ANNOUNCES PROPOSED
              FINANCING PLANS FOR SAKHALIN HOTEL/CASINO PROJECT AND
                   INTERNATIONAL HOTEL MANAGEMENT OPPORTUNITY.

  Coral Gables, Florida, September 15, 1997. Conserver Corporation of America (Nasdaq symbol: RIPE) announced today that it has reached an agreement in principle with Tokai Kanko Limited ("Tokai"), an affiliated entity of Far East Global, a hotel and leisure company controlled by the Chiu Family (of Malaysia and Hong Kong), with respect to the management of a chain of hotels and the financing for the development of a hotel and casino to be built in Yuzhno-Sahkhalinsk on Sakhalin Island in Russia through a joint venture with Conserver (the "Sakhalin Project"). Tokai is listed in the first section of the Japanese Stock Exchange.

  The proposed transactions, subject to stockholder approval, would result in Conserver acquiring a 40% interest in Sakhalin City Centre Limited ("SCC"), which is developing the Sakhalin Project, with Tokai owning 25%, the City of Yuzhno-Sakhalinsk owning 20% and the Sakhalin Oblast, the regional government, owning 15%. Conserver would issue 3,500,000 shares of Conserver Common Stock to Tokai and pay to Tokai $3,000,000 in exchange for (i) the exclusive right to manage certain hotels (the "Management Contract") and (ii) Tokai's agreement to provide the necessary construction financing, which is presently estimated to be US$100,000,000. The terms of such financing are subject to final negotiation. As part of the proposed transactions, Conserver would also acquire the shares of certain existing SCC shareholders for 2,000,000 shares of Conserver Common Stock (valued for the purposes of the transaction at US$13 million).


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  The hotels which will be included in the Management Contract include the
Dallas Grand Hotel, Dorsett Regency Bali and Rockman's Regency, Melbourne, with a fourth hotel scheduled to open in late 1997 and four other hotels presently scheduled to open within the next two years. In making the announcement, Charles
H. Stein, Chairman of Conserver, stated: "While we continue to build our Conserver 21(TM) business, we believe the diversification afforded to the Company by this new line of business will enhance shareholder value in the long term. The proposed agreement with Tokai marks an important first step towards Conserver becoming a major casino and hotel management organization."

  "We are extremely excited about the Sakhalin project in particular, and given its proximity with Japan, Northern China and Korea, feel that there is a great opportunity to fulfill the demands for gaming activities in these virtually untapped markets, as well to supply the accommodation and entertainment needs resulting from the substantial new oil investments being made in the region. The Governor, the Mayor and other officials in Sakhalin have expressed their solid support for the project, and believe that it will have a major positive impact on the economy of Sakhalin. The joint venture recently paid US$250,000 to commence the site clearance of the 10 acre central city site for the Sakhalin Project. We expect that construction of the first phase of the Sakhalin Project will be substantially completed by the end of 1998 and the complex to become operational in 1999."

  Speaking on behalf of the Chiu Family, David Chiu expressed his extreme confidence in the capability of the Conserver management and the success of the Sakhalin Project. He further noted: "As a major shareholder in Conserver, I will do all that is possible to assist in its future development."

  "The management fees we have been able to negotiate are on very favorable terms compared to the industry," noted Bryan J. Bryce, the former Vice Chairman of Hyatt International Corporation and a director of Conserver. "In addition to the team already in place, as well as the proposed addition of a leading expert in the casino business, we are continuing to bring in additional talent to help grow this business." Mr. Bryce will assume the position of Chief Executive of Conserver's hotel management division.

  The proposed transactions remain subject to execution of definitive documents, completion of due diligence, receipt of the requisite stockholder and other approvals, negotiation of the final



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financing terms, receipt of certain local government tax and visa approvals, and other customary closing conditions.

  Conserver has, under license, the exclusive right to distribute, market, sell and otherwise commercially exploit Conserver 21(TM), a non-toxic product which extends the life of fruits, vegetables and flowers, in the United States and Canada. Conserver also holds an option and a right of first refusal to exercise such rights throughout the world.

  Certain of the statements contained in this press release may be deemed forward looking statements. Such statements, and other matters addressed in his press release, involve a number of risks and uncertainties. Among the factors that could cause actual plans to differ materially from these statements and other matters are risks associated with entering new line of business, compliance with regulatory matters, ability to obtain financing on favorable terms risks inherent international operations, restrictions and controls on foreign investments, and other risk factors detailed, from time to time, in the Conserver's reports with the U.S. Securities and Exchange Commission.

  CERTAIN OF THE STATEMENTS CONTAINED IN THIS PRESS RELEASE MAY BE DEEMED FORWARD LOOKING STATEMENTS. SUCH STATEMENTS AND OTHER MATTERS ADDRESSED IN THIS PRESS RELEASE, INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. AMONG THE FACTORS THAT COULD CAUSE ACTUAL PLANS TO DIFFER MATERIALLY FROM THESE STATEMENTS AND OTHER MATTERS ARE RISKS ASSOCIATED WITH ENTERING NEW LINE OF BUSINESS, COMPLIANCE WITH REGULATORY MATTERS, ABILITY TO OBTAIN FINANCING ON FAVORABLE TERMS RISKS INHERENT INTERNATIONAL OPERATIONS, RESTRICTIONS AND CONTROLS ON FOREIGN INVESTMENTS, AND OTHER RISK FACTORS DETAILED, FROM TIME TO TIME, IN THE CONSERVER'S REPORTS WITH THE US SECURITIES AND EXCHANGE COMMISSION.


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